Registration No. 333-108735

As filed with the Securities and Exchange Commission on June 12, 2008

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1413328
(State of Incorporation)	I.R.S. Employer I.D. No.

5445 South Westridge Drive New Berlin, Wisconsin	53151
(Address of Principal Executive Offices)	(Zip Code)

MERCHANTS AND MANUFACTURERS BANCORPORATION 401(k) SALARY SAVINGS PLAN
(Full title of the plan)

Charles R. Tonge
President
Merchants and Manufacturers Bancorporation, Inc.
5445 South Westridge Drive
New Berlin, Wisconsin 53151
(Name and address of agent for service)

(262) 827-6700
(Telephone number, including area code,
of agent for service)

COPY TO:

Benjamin G. Lombard, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
(414) 298-1000

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the registrant's offering.

The Form S-8 Registration Statement (Registration No. 333-108735) (the "Registration Statement") of Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation (the "Company") pertaining to the registration of 200,000 shares of the Company's common stock, par value $1.00 per share (the "Company Common Stock"), issuable pursuant to the Merchants and Manufacturers Bancorporation, Inc. 401(k) Salary Savings Plan (the "401(k) Plan"), and an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on September 12, 2003.

Pursuant to the Agreement and Plan of Merger dated as of July 9, 2007 (the "Merger Agreement"), among the Company, Harris Bankcorp, Inc. and Boundary Acquisition Corporation ("Merger Sub"), Merger Sub merged with and into the Company on February 29, 2008 (the time of such merger, the "Effective Time"), with the Company as the surviving entity (the "Merger").  The Merger was approved by the holders of the Company Common Stock on November 13, 2007, as required under Wisconsin law and the terms of the Merger Agreement.  As a result of the Merger, the holders of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger received $37.30 in cash per share, without interest (the "Merger Consideration"), and all such shares are no longer outstanding and have ceased to exist, and each holder of a certificate that immediately prior to the Effective Time of the Merger represented any such shares of the Company Common Stock no longer has any rights with respect thereto, except the right to receive the Merger Consideration.

As a result of the Merger, the Company has terminated all offerings of the Company's securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on June 12, 2008.

MERCHANTS AND MANUFACTURERS
BANCORPORATION, INC.

BY /s/ Charles R. Tonge
Charles R. Tonge, President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles R. Tonge Charles R. Tonge	President and Director (Principal Executive Officer)	June 12, 2008
/s/ Paul R. Skubic Paul R. Skubic	Vice President, Finance (Principal Financial Officer)	June 12, 2008
/s/ Thomas Bolger Thomas Bolger	Director	June 12, 2008
/s/ Yasmin T. Bates Yasmin T. Bates	Director	June 12, 2008
/s/ Peter B. McNitt Peter B. McNitt	Director	June 12, 2008